Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BURLINGTON HOLDINGS, INC.

Burlington Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Burlington Holdings, Inc. The date of filing of the Corporation’s original Certificate of Incorporation was February 13, 2013.

B. An Amended and Restated Certificate of Incorporation of the Corporation (the “First Restated Certificate of Incorporation”) was filed by the Corporation on February 14, 2013 amending and restating the original Certificate of Incorporation.

C. The Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, which restates, integrates and amends the provisions of the First Restated Certificate of Incorporation, has been duly adopted by the Corporation’s Board of Directors and the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the adoption of the Corporation’s stockholders having been given by written consent in lieu of a meeting thereof in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Paul Tang, its Executive Vice President, General Counsel and Secretary, this 10th day of September, 2013.

By:	/s/ Paul Tang
Name:	Paul Tang
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BURLINGTON STORES, INC.

1. The name of this Corporation is Burlington Stores, Inc.

2. The registered office of this Corporation in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capital Stock.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is 550,000,000 shares, consisting of:

(a) 500,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); and

(b) 50,000,000 shares of Class L Common Stock, par value $0.001 per share (“Class L Common Stock”).

The Class A Common Stock and the Class L Common Stock are referred to collectively as the “Common Stock”; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below.

4.2. Definitions. As used in this Section 4, the following terms have the following definitions:

4.2.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

4.2.2 “Applicable Price per Share” shall mean, (a) at the Public Offering Time, the Public Offering Price and (b) at the time of any other Realization Event, a fraction, (i) the numerator of which is the excess, if any, of the aggregate value of all Common Stock of the Corporation less the aggregate Class L Conversion Amount with respect to all shares of Class L Common Stock outstanding and (ii) the denominator of which is the aggregate number of shares of Class A Common Stock and Class L Common Stock (assuming each share of Class L Common Stock had been converted into a number of shares of Class A Common Stock equal to the Class L Conversion Constant). For the purpose of clause (b)(i) above, (x) if all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation shall be the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid in connection with such Realization Event and (y) if less than all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation shall be the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid in connection with such Realization Event, with a proportionate adjustment as determined by the Board of Directors in good faith.

4.2.3 “Board of Directors” shall mean the Board of Directors of the Corporation.

4.2.4 “Class L Base Amount” shall mean $81.

4.2.5 “Class L Conversion Amount” shall mean, at any time as of which it is to be determined, with respect to any share of Class L Common Stock, the amount which would need to be distributed with respect to such share, so that the total amount distributed with respect to such share (excluding any Interim Distributions previously paid with respect to such share but including any Liquidating Distributions previously paid with respect to such share) would equal the Class L Base Amount plus an amount sufficient to generate an internal rate of return on such Class L Base Amount equal to fourteen point five percent (14.5%) per annum, compounded quarterly. Such internal rate of return shall be calculated in accordance with accepted financial practices, treating each share of Class L Common Stock as having been issued for the Class L Base Amount on April 13, 2006.

4.2.6 “Class L Conversion Constant” shall mean, at any time as of which it is to be determined, one, adjusted as provided in Section 4.7 below.

4.2.7 “Class L Conversion Factor” shall mean, at any time as of which it is to be determined, the sum of

(i) the Class L Conversion Constant

plus

(ii) the quotient obtained by dividing

(a)	the Class L Conversion Amount

by

(b)	Applicable Price per Share,

all determined at such time.

4.2.8 “Distributions” shall mean all distributions made by the Corporation to holders of Common Stock, whether by dividend or otherwise (including, without limitation, any distributions made by the Corporation to holders of Common Stock in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any shares of Common Stock for any reason, (b) any recapitalization or exchange of any shares of Common Stock, (c) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock or (d) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the board of directors of the surviving corporation or its parent corporation.

4.2.9 “Initial Public Offering” shall mean the initial public offering and sale of shares of Class A Common Stock (taking into account any subdivision, increase or combination or reclassification of the Corporation’s Common Stock in connection with the public offering) of the Corporation for cash pursuant to an underwritten initial public offering of such shares registered on Form S-1 (or any successor form under the Securities Act of 1933) with the Securities and Exchange Commission.

4.2.10 “Interim Distributions” shall mean all Distributions that are not Liquidation Distributions.

4.2.11 “Liquidation Distributions” shall mean Distributions made by the Corporation to holders of Common Stock in liquidation of the Corporation including liquidation upon or following a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis. The Board of Directors’ determination that a Distribution or a series of Distributions is or is not a Liquidation Distribution shall be conclusive.

4.2.12 “Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

4.2.13 “Public Offering Price” shall mean the price per share to be received by the Corporation in connection with the sale of shares of Class A Common Stock to the public in the Initial Public Offering (taking into account any subdivision, reclassification, increase or combination of the Corporation’s Common Stock in connection with the Initial Public Offering), net of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

4.2.14 “Public Offering Time” shall mean the time of determination of the Public Offering Price by the Corporation (which time shall be prior to any transfer of beneficial ownership of shares in the Initial Public Offering) in respect of the initial sale of shares of Class A Common Stock (taking into account any subdivision, reclassification, increase or combination of the Corporation’s Common Stock in connection with the Initial Public Offering) of the Corporation pursuant to the Initial Public Offering.

4.2.15 “Qualified Institutional Investor” shall mean Bain Capital Fund IX, LLC, Bain Capital Integral Investors, LLC, BCIP TCV, LLC, BCIP Associates-G and their Affiliates.

4.2.16 “Realization Event” shall mean the Transfer of Common Stock.

4.2.17 “Total Equity Value” shall mean the product obtained by multiplying (a) the total number of shares of Class A Common Stock (or, in the event the Class A Common Stock is reclassified prior to the Public Offering Time, the total number of shares of the class of common stock into which the Class A Common Stock is reclassified) of the Corporation outstanding immediately prior to the consummation of the Initial Public Offering, as stated in the final prospectus relating to the Initial Public Offering, by (b) the Public Offering Price, as stated in such final prospectus.

4.2.18 “Transfer” shall mean a sale, transfer or other disposition for value.

4.3. Shares Identical. Except as otherwise provided in this Section 4, for purposes of this Section 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same powers, preferences, rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

4.4. Voting Rights. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Section 4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class, with each share of Common Stock being entitled to one vote on all matters to be voted on by the stockholders.

4.4.1 Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock voting as a single class.

4.4.2 Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Section 4, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote by class.

4.5. Directors. The number of directors constituting the entire Board of Directors (the “Number of Directors”) shall be 7 or such greater number determined as provided in the Bylaws of the Corporation, in either case subject to reduction as provided in Section 4.5.2.

4.5.1 Each director shall be entitled to one vote on all matters to be voted on by the directors. The directors shall vote together as a single class on all matters to be voted on by the directors.

4.5.2 Any vacancy on the Board of Directors shall be filled only by vote of the holders of a majority of the outstanding shares of the Common Stock. The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership, whether because of the failure of the stockholders to elect the full number of directors or otherwise. Any such vacancy shall automatically reduce the Number of Directors pro tanto, until such time as the holders of Common Stock shall have elected a director to fill such vacancy, whereupon the Number of Directors shall be automatically increased pro tanto.

4.6. Distributions. All Distributions pursuant to Sections 4.6.1. and 4.6.2. shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held by such holders.

4.6.1 Liquidation Distributions. All Liquidation Distributions shall be made to the holders of shares of Common Stock in the following order of priority:

4.6.1.1 First, the holders of the shares of Class L Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Liquidation Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Section 4.6.1.1 an amount equal to the Class L Base Amount.

4.6.1.2 Second, after the full required amount of Liquidation Distributions have been made pursuant to Section 4.6.1.1. above, all holders of the shares of Common Stock, as a single class, shall thereafter be entitled to receive all remaining Liquidation Distributions pro rata based on the number of outstanding shares of Common Stock; provided that for purposes of this Section 4.6.1.2, each share of Class L Common Stock shall be deemed to have been converted into a number of shares of Class A Common Stock equal to the Class L Conversion Constant.

4.6.2 Interim Distributions. All Interim Distributions shall be made to the holders of shares of Common Stock, as a single class, pro rata based on the number of outstanding shares of Common Stock; provided that for purposes of this Section 4.6.2, each share of Class L Common Stock shall be deemed to have been converted into a number of shares of Class A Common Stock equal to the Class L Conversion Constant.

4.7. Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, any outstanding Class A Common Stock unless a proportional adjustment is made to the Class L Conversion Constant. In no event shall any such subdivision, increase or combination constitute a Distribution in respect of any share of Common Stock.

4.8. Conversion of Class L Common Stock.

4.8.1 Mandatory Conversion in Connection with Public Offering. Upon the determination of the Total Equity Value at the Public Offering Time (the “Conversion Effective Time”), without any further action by the Board of Directors or any stockholder of the Corporation,

4.8.1.1 in the event that the Total Equity Value is greater than the aggregate Class L Conversion Amount for all outstanding shares of Class L Common Stock, each share of Class L Common Stock outstanding immediately prior to the Conversion Effective Time shall automatically be converted at the Conversion Effective Time into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the Conversion Effective Time; and

4.8.1.2 in the event that the Total Equity Value is less than or equal to the Class L Conversion Amount, (a) each share of Class A Common Stock outstanding immediately prior to the Conversion Effective Time shall automatically be cancelled at such time, and (b) each share of Class L Common Stock outstanding immediately prior to the Conversion Effective Time shall automatically be converted at the Conversion Effective Time into one (1) share of Class A Common Stock.

4.8.2 Mandatory Conversion in Connection with a Realization Event. At any time, in connection with a Realization Event, upon a vote of the Board of Directors, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion; and such vote may be taken prior to such Realization Event provided that the effectiveness thereof and the conversion of shares effected thereby are conditioned and made effective upon the occurrence of such Realization Event.

4.8.3 Optional Conversion by Class in Connection with a Liquidation Distribution. At any time, in connection with a Liquidation Distribution, upon the election of the holders of a majority of the shares of Class L Common Stock and delivery of notice of such election to an officer of the Corporation, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion. The Corporation shall provide at least 10 days notice to the holders of shares of Class L Common Stock prior to making any Liquidation Distribution in order to provide such holders with the opportunity to make an election pursuant to this Section 4.8.3. Such notice may be waived on behalf of all holders of shares of Class L Common Stock by the holders of a majority of the shares of Class L Common Stock.

4.8.4 Fractional Shares, etc. Upon conversion under Section 4.8.1, 4.8.2 or 4.8.3 above, fractional shares shall be converted into equivalent fractional shares of Class A Common Stock (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors). No Distributions shall be or become payable on any shares of Class L Common Stock pursuant to Section 4.6 at or following such conversion. From and after such conversion, such shares of Class L Common Stock shall be retired and shall not be reissued, and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class L Common Stock shall be eliminated.

4.9. Effect of Conversion. Upon conversion of any share of Class L Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A Common Stock into which such share has been converted. From and after the time of conversion of any share of Class L Common Stock, the rights of the holder thereof as such shall cease; the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of the applicable class of Class A Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of the Class A Common Stock.

4.10. Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Qualified Institutional Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.11. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

4.12. Prohibition on Distributions Constituting Taxable Events. Notwithstanding anything to the contrary in this Section 4, the Corporation shall not, without the written approval of the holders of a majority of the shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock, pay any dividend or make any other distribution on any share of capital stock or other security or interest in the Corporation, or take any other action, so long as any share of Class L Common Stock is outstanding and for three years thereafter, if the effect of such dividend, distribution or action might be to make (a) an increase of the Class L Conversion Amount, (b) a conversion of the Class L Common Stock into Class A Common Stock or (c) an adjustment of the Class L Conversion Factor a taxable event to the holders of the Class L Common Stock. No amendment to the provisions of this Section 4.12 shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock.

5. The election of directors need not be by ballot unless the Bylaws shall so require.

6. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

7. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

9. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.

11. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12. This Corporation shall not be governed by Section 203 of the DGCL.

13. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.